[COFFEE PEOPLE LETTERHEAD]


FOR IMMEDIATE RELEASE

For more information, contact:

Alton McEwen                Ken Ross                         Dolores Chenoweth
President & CEO             Vice President-Finance           Investor Relations
Coffee People, Inc.         Coffee People, Inc.              in.ves'com
408-633-6300                503-672-9603                     503-291-1924


                      COFFEE PEOPLE, INC. COMPLETES MERGER;
               FORMS SECOND LARGEST U.S. SPECIALTY COFFEE RETAILER

PORTLAND, OREGON...May 20, 1998...Coffee People, Inc. (NASDAQ:MOKA) has completed its merger with the U.S. operations of The Second Cup Ltd. (Toronto:
SKL), creating the second largest coffee retailer in the United States with 316 stores throughout the nation and in six foreign countries.

         The company's new board of directors also elected Alton McEwen as chief executive officer of Coffee People.

         The merger, which was finalized on May 19, 1998, combines 39 Coffee People stores in two core markets -- Oregon and Arizona - with the 277-store operation of Gloria Jean's Inc. For the 24-week period ended December 13, 1997, the combined companies had pro forma systemwide sales of $60.5 million, with pro forma revenue of $30.4 million and pro forma net income of $1.5 million, or $0.14 per share.

         "We are extremely pleased to have successfully brought together two companies with strong brand franchises in the specialty coffee business" said McEwen. "Now, we can focus the energy of the combined company on operations and opportunities for growth." The merged company is expected to benefit from greater management depth, increased purchasing power and vertical integration of roasting and retail activities.

                                     -more-

            McEwen pointed out that the combined Coffee People will have greater internal financial resources and improved access to capital needed to continue growing the company in the future. "We believe that Coffee People will be well positioned to take advantage of consolidation in the specialty coffee industry through transactions with other strong industry participants," he said.

         In the merger, Coffee People issued approximately 7.5 million shares of Coffee People common stock to Second Cup, giving Second Cup a 69.5 percent ownership of the combined company. The company now has approximately 10.8 million common shares outstanding. Coffee People's fiscal year will be changed to end on the last Saturday of June. The merger is being accounted for as a "reverse purchase" with Gloria Jean's treated as the acquiror for accounting and financial purposes.

         In other business, shareholders elected six board members at the annual meeting. Douglas L. Ayer, president and managing partner of International Capital Partners, Inc.; Michael Bregman, chairman and chief executive officer of The Second Cup Ltd.; Robert M. Haft, founder and managing partner of Vitamin Superstores; Alton McEwen, president and chief executive officer of Coffee People; Gary G. Talboy, a director of Coffee People and owner of Specialty Coffee Consultants, and Kathy A. Welsh, executive vice president and chief financial officer of The Second Cup Ltd.

         In addition to naming McEwen as president and chief executive officer, Coffee People's board of directors also elected Mark J. Archer as chief financial officer. McEwen has served as president and chief operating officer of Second Cup's U.S. operations since July 1996. Prior to that assignment, he was president and chief operating officer of Second Cup for eight years, commencing with its acquisition for $12 million (Cdn) in 1988. Today Second Cup is publicly traded on the Toronto Stock Exchange with a market capitalization of approximately $250 million (Cdn). Archer joined Gloria Jean's in 1998 as executive vice president and chief financial officer. He was formerly senior vice president and chief financial officer of Jamba Juice Company.

                                     -more-

         Coffee People, headquartered in Portland, Oregon, has been in business since 1983 and operates coffee houses, Motor Mokas(R) drive throughs, and Aero Mokas(R) airport kiosks, primarily in Oregon and Arizona. Gloria Jean's is a leading specialty coffee retailer with a strong brand franchise operating in shopping malls throughout the United States. It also has 27 stores internationally with operations in Japan, Mexico, Ireland, Korea, Australia, and the United Arab Emirates.

         This news release contains forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially from projected results. For a complete discussion of the risks associated with forward-looking information, refer to the Risk Factors contained in the company's 10-KSB for 1996 and 1997 and the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on April 24, 1998.

                                       ##